Exhibit 1.02 to Form SD filed on June 2, 2014

Conflict Minerals Report

This is the Conflict Minerals Report of Spectrum Brands Holdings, Inc. and its consolidated subsidiaries, including SB/RH Holdings, LLC and its consolidated subsidiaries (the “Company,” “Spectrum,” “we,” “us,” or “our”), for calendar year 2013 in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”). Please refer to Rule 13p-1, Form SD and the 1934 Act Release No. 34-67716 for definitions to the terms used in this Report, unless otherwise defined herein.

Applying the Dodd-Frank Act to Spectrum Brands Holdings, Inc.

The SEC’s final conflict minerals rules require a three-step compliance approach. The first step is determining applicability of the conflict minerals rules to Spectrum; the second step is a RCOI to determine whether we have reason to believe that conflict minerals from the DRC or adjoining countries are present in our products; and the third step (referred to as “due diligence” in the SEC rules) is to determine the source and origin of any such conflict minerals and the facilities in which they were processed.

As a downstream company, Spectrum is several tiers removed from mining operations and smelters or refiners (“SORs”) and has no visibility into the upstream supply chain beyond our direct suppliers.  It is likely that through years of engagement and propagation of expectations through many tiers of the supply chain Spectrum’s suppliers will be able to verify the origin of all of the minerals it uses and communicate that to companies such as Spectrum.  Using our supply chain due diligence processes, focusing on accountability within the supply chain (by using the industry standard Conflict Free Sourcing Initiative program) and reaching out to our suppliers, we hope to gain greater transparency in our supply chain.

The purpose of this report is to explain the first-year steps that we performed to comply with the Dodd-Frank Act. Our first step consisted of making inquiries with our suppliers to determine whether conflict minerals are present within the products that they sell to us.  Since conflict minerals are often necessary for the functionality of the components we purchase from our first tier suppliers as subcomponents in our manufactured products, we determined it necessary to simultaneously begin the second compliance step.

If we determine that the Dodd-Frank Act is applicable to us and that there is reason to believe that conflict minerals from the DRC are present in our manufactured products, we will  need to perform the third compliance step of conducting further due diligence to determine the source and origin of those conflict minerals and SORs in which they were processed.

Due Diligence Framework and Resources

In accordance with the rules, Spectrum undertook due diligence to determine if conflict minerals were necessary to the production or functionality of its products.  In conducting its due diligence, Spectrum implemented the  Organization for Economic Co-Operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Framework”), an internationally recognized due diligence framework.  Accordingly, all steps taken by Spectrum in preparing this Conflict Minerals Report were in accordance with the OECD Framework. As such, we used the EICC-GeSI conflict minerals reporting template (the “Template”), which includes standard supply chain survey and information tracking methods to: (i) determine if our manufactured products contain conflict minerals necessary to their functionality or production, (ii) perform a RCOI and (iii) assess our supply chain’s adherence to due diligence measures stated by the OECD Framework.

Due Diligence Steps Performed

1.	Steps Taken to Establish Strong Company Management Systems
a.
Spectrum created a steering committee comprised of executives  and individuals from each division from supply chain, legal, compliance, and internal audit departments. The committee meets monthly to discuss Spectrum’s conflict minerals’  compliance program.

b.
Spectrum’s steering committee created a Conflict Minerals Policy.  Spectrum’s policy is to eventually develop a “conflict-free” supply chain – one that does not use tin, tungsten, tantalum or gold sourced from mines or smelters that have directly or indirectly financed or benefited armed groups in the Democratic Republic of Congo or an adjoining country.  A copy of our policy can be found at http://www.spectrumbrands.com/corporate-responsibility/conflict-minerals.aspx.  As required by the Conflict Minerals Policy, all of our suppliers are required to sign Spectrum’s Supplier Code of Conduct, which includes requirements relating to conflict minerals and responsible sourcing.  A copy of Spectrum’s Supplier Code of Conduct can be found at http://www.spectrumbrands.com/AboutUs/Supplier-Code-of-Conduct.aspx/.  Spectrum incorporated requirements related to conflicts minerals in its Supplier Code of Conduct so that current and future suppliers are obligated to comply with Spectrum’s policies on conflict minerals, including participation in   related to due diligence activities.

c.	Spectrum educates its employees with an online conflict minerals training course and disseminates conflict minerals’ information through division heads, supply chains and sales forces.

2.	Steps Taken to Identify Risks in the Supply Chain.
a.	Spectrum identified its businesses that manufactured or contracted to manufacture products in 2013;
b.
Spectrum identified 470 suppliers from whom we purchase components used in the production of those products; and which could  contain tin, tungsten, tantalum or gold.  Spectrum performed risk mitigation efforts to bring suppliers into conformity with its Conflicts Minerals Policy and contractual requirements. These  efforts may include working with direct suppliers to consider  alternative sources of components or products which contain conflict minerals from conflict free sources.  Spectrum publicly communicated its Conflicts Minerals’ Policy on its website at www.spectrumbrands.com/corporate-responsibility/conflict-minerals.aspx;

3.	Reasonable Country of Origin Methodology.
a.	Using the Template, Spectrum sent initial inquiries to those 470 suppliers and instructed them to complete the Template and return it to Spectrum.
b.	Spectrum conducted follow-up inquiries of the unresponsive suppliers.
c.	Spectrum also conducted follow-up with suppliers for further information if initial responses were incomplete or unclear.
d.	Spectrum performed follow-up (up to four times) with each unresponsive supplier and suppliers who returned incomplete Templates.
e.
After follow-up, Spectrum compiled, reviewed, and analyzed 409 supplier responses, 72 of which it determined remain unresponsive or incomplete.  Sixty-one suppliers failed to respond to Spectrum’s  4 inquiries.

4.	Mitigation Steps Spectrum Has Taken or Will Take Since the End of Calendar Year 2013.

We undertook the following steps since the end of 2013 to mitigate the risk that our products may contain conflict minerals that benefit armed groups within the DRC, including steps to improve our due diligence:

a.
Incorporated our conflict minerals policy into our Supplier Code of Conduct (Code) and disseminated the Code to those suppliers who provide raw materials and components in Spectrum’s manufacturing operations.

b.	Created a process within Spectrum’s manufacturing operations/procurement function to notify new vendors of our conflict minerals policy within the Code.
c.	Published a copy of our 2013 Form SD and this Conflict Minerals Report on our website at http://www.spectrumbrands.com/corporate-responsibility/.
d.
Continued our supply chain due diligence on source and chain of custody of raw materials and components purchased for Spectrum’s manufacturing operations.  Spectrum plans to enhance supplier communication and training on conflict minerals. Spectrum values its supplier relationships, but if any supplier is at risk to or violates Spectrum’s Conflict Minerals Policy or its Supplier Code of Conduct, Spectrum  plans to require a corrective action plan from the supplier and move towards conflict free sourcing.  Spectrum will not ban sourcing from the DRC and adjoining countries, but  seeks to procure from responsible sources in the region.

e.
Initiated a search for a third party software company to collect data, manage future due diligence efforts, conduct outreach, training and archive the supplier responses and run reports to prepare required filings.

f.
Because of Spectrum’s size, the complexity of its products, and the depth, breadth and constant evolution of its supply chain, it is difficult to identify sub-tier suppliers downstream from its direct suppliers.  In addition, Spectrum does not have direct contractual relationships with smelters and refiners, Spectrum relies on its direct suppliers to gather and provide specific information about the source of conflict minerals contained in the components supplied to it.  Spectrum’s direct suppliers are similarly reliant upon information provided by their suppliers.

Attached to this Form SD is a list of the CFSI certified conflict free smelters identified by our supply chair so far and their countries of origin.  Of the identified SORs, thirty-nine have been identified by the CFSI as conflict free and with respect to the other seventy-two CFSI has not provided an opinion as whether or not the minerals procured from these smelters and refineries originate from the DRC or surrounding countries.

This Conflict Minerals Report was not subjected to an independent private sector audit as it is not required by paragraph (c)(1)(iv) of the instructions to Item 1.01.

Attachment A

List of Products

The following products are more fully described in Spectrum Brands Holdings, Inc.  Form 10-K, which may be found publicly on our internet website at:

http://phx.corporate-ir.net/phoenix.zhtml?c=75225&p=irol-sec

Batteries (alkaline, zinc carbon, hearing aid batteries)
Rechargeable batteries
Battery-powered lighting products
Electric shavers and accessories
Grooming products and hair care appliances
Small household appliances
Personal care products
Hardware
Home improvement and plumbing products
Residential locksets
Builders’ hardware
Faucets
Herbicides
Insecticides and repellants
Specialty pet supplies

Metal	Smelter or Refiner Facility Name	Country
Tin	Malaysia Smelting Corp.	Malaysia
Tin	Mineracao Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	Mitsubishi Materials Corp.	Japan
Tin	OMSA	Bolivia
Tin	PT Bukit Timah	Indonesia
Tin	PT Tambang Timah	Indonesia
Tin	PT Timah	Indonesia
Tin	Thaisarco	Thailand
Tin	Yunnan Tin Co., Ltd.	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China
Tungsten	Xiamen Tungsten Co., Ltd.	China
Tantalum	F & X Electro-Materials, Ltd.	China
Tantalum	Global Advanced Metals	United States
Tantalum	Global Advanced Metals	Japan
Tantalum	H.C. Starck GmbH	Germany
Tantalum	H.C. Starck GmbH	United States
Tantalum	H.C. Starck GmbH	Japan
Tantalum	H.C. Starck GmbH	Thailand
Tantalum	Mitsui Mining & Smelting	Japan
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	Plansee	Austria
Tantalum	Ulba	Kazakhstan
Tantalum	Zhuhou Cemented Carbide	China
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany
Gold	Asahi Pretec Corp.	Japan
Gold	Dowa	Japan
Gold	Heraeus, Ltd.	China
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Johnson Matthey, Inc.	United States
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Gold	Kojima Chemicals Co., Ltd.	Japan
Gold	LS-Nikko Copper, Inc.	South Korea
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Mitsui Mining & Smelting	Japan
Gold	Mitsubishi Materials Corp.	Japan
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	Tanaka Kikinnzoku Kogyo K.K.	Japan
Gold	Western Australian Mint trading as The Perth Mint	Australia